Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 8, 2014		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS FIRST QUARTER 2014 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.1 billion bank holding company with two bank subsidiaries, announced its financial results for the first quarter of 2014.  Premier realized net income of $3,670,000 (41 cents per diluted share) during the quarter ended March 31, 2014, a 46.6% increase from the $2,504,000 of net income reported for the first quarter of 2013.  The increase in income from 2013 is largely due to an increase in interest income on loans, a decrease in interest expense, and a decrease in the provision for loan losses.  On a diluted per share basis, Premier earned $0.41 during the first quarter of 2014 compared to $0.28 per share earned during the first quarter of 2013.

President and CEO Robert W. Walker commented, “We are pleased with our first quarter earnings and our continued progress in reducing non-performing assets.  While net overhead expenses increased this quarter, our net interest income increased as well.  In addition to that, we also realized full payoff on some non-accrual loans, enabling us to recognize the deferred interest on those loans into income and reverse the specific reserve allocations attributed to those loans.  As a result, non-accrual loans have decreased by 33% since year-end to just over $11.0 million.  During the same quarter, our accruing loans over 90 days have decreased by nearly 25% since year-end to just under $6.5 million.  On April 4, we closed on our acquisition of the Bank of Gassaway, adding five new locations and approximately $175 million of assets to our West Virginia operations.  As a cash purchase, all of the earnings from the Bank of Gassaway will be accretive to our current shareholders.”

Net interest income for the quarter ended March 31, 2014 totaled $12.007 million, an 18.4% increase from the $10.140 million of net interest income earned in the first quarter of 2013.  The increase in net interest income was largely due to a $1.9 million increase in interest income on loans and a $237,000, or 18.6%, decrease in interest expense.  The increase in interest income on loans included approximately $1.8 million of income recognized from deferred interest and discounts recognized on non-accrual loans that paid off during the first quarter of 2014.  Otherwise, a $55,000, or 0.6% increase in interest income on loans was more than offset by a $275,000, or 16.9%, decrease in interest income on investments.  When compared to the first quarter of 2013, interest expense savings on deposits totaled $204,000, a decrease of 18.7%, while interest expense on short- and long-term borrowings decreased by $33,000, or 17.9%, during the first quarter of 2014.

During the quarter ended March 31, 2014, Premier reversed a portion of its allowance for loans losses into income by recording a $310,000 negative provision for loan losses.  This negative provision compares to $570,000 of provision expense recorded during the same quarter of 2013.  The negative provision for loan losses was the result of specific reserves allocated to impaired loans that ultimately paid in full during the first quarter of 2014.  As a result, the specific reserves were no longer needed and were reversed into income.  The reversal more than offset additional provision expense recorded during the quarter resulting from new loans recorded and increases in the estimated credit risk in the loan portfolio related to loans collectively allocated for impairment.  During the first quarter of 2013, Premier recorded $570,000 of provision for loan losses.  In the first quarter of 2013, Premier received $535,000 of payments on loans previously charged off (loan recoveries) which added to the balance of the allowance for loan losses.  The recoveries partially offset the estimated increase in the overall credit risk in the loan portfolio resulting largely from specific reserve allocations on impaired loans.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $195,000 in the first quarter of 2014 when compared to the same quarter of 2013, while recoveries on loans previously charged-off decreased by $462,000 in the first quarter of 2014 when compared to the same quarter of 2013.  The increase in charge-offs was largely due to the foreclosure on a loan that had already been identified as impaired and had a specific allocation of the allowance for loan losses designated to it.  Otherwise, during the quarter ended March 31, 2014, non-accrual loans decreased by $5.6 million and accruing loans 90+ days past due decreased by $2.0 million.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended March 31, 2014 totaled $6.648 million compared to $5.890 million in the first quarter of 2013.  The $758,000 increase in net overhead when compared to the first quarter of 2013 is largely due to increases in staff costs, professional fees, and occupancy costs accompanied by lower revenue from non-interest income sources.  Non-interest income decreased by $264,000, or 16.0%, in the first quarter of 2014 when compared to the first quarter of 2013, largely due to a $148,000 gain on the early call of an investment security recognized in the first quarter of 2013.  Otherwise, a $50,000, or 6.3% decrease in service charges on deposit accounts, a $75,000, or 80.0%, decrease in secondary market mortgage income, and a $16,000, or 11.1%, decrease in other non-interest income was only partially offset by a $25,000, or 5.3%, increase in electronic banking income.  Non-interest expenses increased by $642,000, or 8.7%, in the first quarter of 2014 compared to the first quarter of 2013.  Increases in non-interest expenses include a $99,000, or 3.4%, increase in salaries and wages (net of deferred loan costs), a $276,000, or 103%, increase in benefit plan costs, namely employee medical insurance benefits, a $380,000, or 244% increase in professional fees, including a $33,000 increase in legal fees related to the acquisition of the Bank of Gassaway, $275,000 accrued for legal related matters and a $71,000 increase in external audit costs.  Other increases in non-interest expenses include a $74,000, or 6.9% increase in occupancy and equipment costs, a $74,000 or 96.1% increase in supplies costs, and a $49,000, or 6.0% increase in data processing costs.  Occupancy costs were higher in the first quarter of 2014, largely due to higher utility and higher snow removal costs related to the harsh winter in 2014, while equipment costs were higher due to higher equipment maintenance costs.  Supply costs increased largely in response to the Company preparing for the conversion of the Bank of Gassaway early in the second quarter.  Data processing costs increased primarily due to higher volumes of customers using internet banking, higher ATM processing costs, and higher payroll processing costs.  Decreases in non-interest expense during the first quarter of 2014 include a $230,000, or 71.0%, decrease in expenses and writedowns on other real estate owned (OREO), a $60,000, or 28.3%, decrease in taxes not based on income, and a $70,000, or 51.1%, decrease in loan collection expenses.  OREO expenses decreased largely due to a decrease in the amount of expenses related to the maintenance of OREO properties that were either sold in 2013 or under construction in 2013.  Taxes not on income decreased largely due to a decrease in state based franchise taxes.

Total assets as of March 31, 2014 were up $19.6 million, or 1.8%, from the $1.1 billion of total assets at year-end 2013.  The increase in total assets since year-end is largely due to a $17.0 million, or 22.2%, increase in liquid assets such as cash and due from banks, interest bearing bank balances and federal funds sold and a $5.9 million, or 2.7%, increase in investment securities.  The increases more than offset a $2.3 million, or 0.3%, decrease in total loans outstanding, a $266,000, or 2.0% decrease in other real estate owned and a $1.3 million decrease in other assets.  The increase in assets was funded by a $15.8 million, or 1.7%, increase in total deposits, a $1.6 million increase in other liabilities and a $3.6 million, or 2.4%, increase in stockholders’ equity.  These increases more than offset an $829,000, or 7.3%, reduction in customer repurchase agreements and $600,000 in principal payments on long-term borrowings.  Stockholders’ equity of $150.5 million equaled 13.4% of total assets at March 31, 2014, which compares to stockholders’ equity of $146.9 million, also 13.4% of total assets, at December 31, 2013.  The increase in stockholders’ equity was largely due to the $3.7 million of first quarter net income as well as a $1.8 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases were partially offset by dividends declared on common stock and Premier’s Series A Preferred Stock during the first quarter of 2014.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ended March 31, 2014

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2014	2013
Interest Income	13,045	11,415
Interest Expense	1,038	1,275
Net Interest Income	12,007	10,140
Provision for Loan Losses	(310)	570
Net Interest Income after Provision	12,317	9,570
Non-Interest Income	1,381	1,645
Non-Interest Expenses	8,029	7,387
Income Before Taxes	5,669	3,828
Income Taxes	1,999	1,324
NET INCOME	3,670	2,504
Preferred Stock Dividends and Accretion	165	165
Net Income Available to Common Shareholders	3,505	2,339

EARNINGS PER SHARE	0.44	0.29
DILUTED EARNINGS PER SHARE	0.41	0.28
DIVIDENDS PER SHARE	0.12	0.11

Charge-offs	446	251
Recoveries	73	535
Net charge-offs (recoveries)	373	(284)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2014	2013
ASSETS
Cash and Due From Banks	27,886	27,378
Interest Bearing Bank Balances	58,039	36,606
Federal Funds Sold	7,866	12,777
Securities Available for Sale	224,011	218,066
Loans (net)	728,097	729,743
Other Real Estate Owned	13,258	13,524
Other Assets	28,772	30,089
Goodwill and Other Intangible Assets	31,853	31,996
TOTAL ASSETS	1,119,782	1,100,179

LIABILITIES & EQUITY
Deposits	939,849	924,023
Fed Funds/Repurchase Agreements	10,490	11,319
Other Borrowings	13,200	13,800
Other Liabilities	5,734	4,097
TOTAL LIABILITIES	969,273	953,239
Preferred Stockholder’s Equity	11,970	11,955
Common Stockholders’ Equity	138,539	134,985
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,119,782	1,100,179

TOTAL BOOK VALUE PER COMMON SHARE	17.22	16.79
Tangible Book Value per Common Share	13.26	12.81

Non-Accrual Loans	11,060	16,641
Loans 90 Days Past Due and Still Accruing	6,458	8,478